Exhibit 4.33.3

EXECUTION COPY

DATED 25th of October 2010

AMENDMENT AGREEMENT

between

CEMEX, S.A.B. de C.V.

acting for itself and as agent on behalf of each Obligor

and

CITIBANK INTERNATIONAL PLC

acting for itself and as Administrative Agent on behalf of the Finance Parties

RELATING TO THE FINANCING AGREEMENT

DATED 14 AUGUST 2009 (AS AMENDED ON 1

DECEMBER 2009 AND 18 MARCH 2010)

THIS AGREEMENT is dated 25 October 2010 and made between:

(1)	CEMEX, S.A.B. de C.V. (the “Parent”) (for itself, and in accordance with Clauses 34.7 and 38.1(c) of the Financing Agreement, on behalf of each Obligor); and

(2)	CITIBANK INTERNATIONAL PLC, for itself and as administrative agent of the Finance Parties under the Financing Agreement (the “Administrative Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Financing Agreement” means the financing agreement dated 14 August 2009 and made between (amongst others) (1) CEMEX, S.A.B. de C.V.; (2) the financial institutions and noteholders named therein in their capacity as Participating Creditors; (3) Citibank International PLC, acting as Administrative Agent; and (4) Wilmington Trust (London) Limited, acting as Security Agent, as amended on 1 December 2009 and 18 March 2010.

1.2	Incorporation of defined terms

1.2.1	Unless a contrary indication appears, a term defined in the Financing Agreement has the same meaning in this Agreement.

1.2.2	The principles of construction set out in the Financing Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.

1.4	Third party rights

Except as otherwise expressly provided in a Finance Document, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Financing Agreement, the Parent and the Administrative Agent designate this Agreement as a New Finance Document.

2.	AMENDMENT

With effect from the date of this Agreement, the Financing Agreement shall be amended as set out in Schedule 1 (Amendments to Financing Agreement) to this Agreement.

3.	REPRESENTATIONS

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Agreement.

4.	CONTINUITY, GUARANTEE CONFIRMATION, NO NOVATION AND FURTHER ASSURANCE

4.1	Continuing obligations

The provisions of the Financing Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

4.2	Guarantee confirmation

The Parent (acting on behalf of each of the Guarantors) hereby confirms for the benefit of the Finance Parties that, notwithstanding any amendments which may be made to the Financing Agreement pursuant to this Agreement, the guarantee and indemnity obligations undertaken by each of the Guarantors pursuant to Clause 20 (Guarantee and Indemnity) of the Financing Agreement shall remain in full force and effect.

4.3	No novation

The amendment of the Financing Agreement does not constitute a novation of the obligations of the parties thereto.

4.4	Further assurance

The Parent shall, at the request of the Administrative Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.	COSTS AND EXPENSES

The Parent shall within fifteen days of receipt of demand pay (or procure to be paid) the Administrative Agent the amount of all legal fees reasonably incurred by the Administrative Agent in connection with the negotiation, preparation, printing and execution of this Agreement.

6.	CONSENT OF THE MAJORITY PARTICIPATING CREDITORS AND SUPER MAJORITY PARTICIPATING CREDITORS

Pursuant to Clause 38.1 (Amendments and waivers) of the Financing Agreement, the Administrative Agent, by its signature to this Agreement, hereby confirms that it has received the consent to the amendments to the Financing Agreement as set out in Clause 2 (Amendment) of:

(a)	the Super Majority Participating Creditors, in the case of the amendment referred to in paragraph 5 of Schedule 1 (Amendments to the Financing Agreement); and

(b)	the Majority Participating Creditors, in the case of all other amendments set out in Schedule 1 (Amendments to the Financing Agreement),

and has been authorised by them to execute this Agreement on their behalf.

7.	MISCELLANEOUS

7.1	Incorporation of terms

The provisions of Clause 34 (Notices), Clause 36 (Partial Invalidity), Clause 37 (Remedies and Waivers) and Clause 41 (Enforcement) of the Financing Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the New Finance Documents” or “any New Finance Document” are references to this Agreement.

7.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.	GOVERNING LAW

This Agreement and all non-contractual obligations arising from or connected with it are governed by English law.

SCHEDULE 1

AMENDMENTS TO FINANCING AGREEMENT

Amendments to Clause 1.1 (Definitions)

1.	The following new definitions shall be inserted in alphabetical order in Clause 1.1 (Definitions):

““Additional Securities Demand” has the meaning given to it in paragraph (c) of Clause 24.28 (Equities Issuance and Securities Demand).

“Additional Securities Demand Execution End Date” means the date falling 6 calendar months after the Additional Securities Demand Execution Start Date.

“Additional Securities Demand Execution Period” means the period starting on the Additional Securities Demand Execution Start Date and ending on the Additional Securities Demand Execution End Date.

“Additional Securities Demand Execution Start Date” means the later of (a) if an Additional Securities Demand has been delivered on or prior to 1 October 2011, 1 October 2011 and (b) the date of receipt by the Parent of the Additional Securities Demand in accordance with paragraph (c) of Clause 24.28 (Equity Issuance and Securities Demand).

“Additional Securities Demand Notice Delivery Period” means the period between 1 August 2011 and 31 December 2011 provided that an Additional Securities Demand may not be delivered to the Parent on or prior to 1 October 2011 unless there is sufficient evidence provided by the Participating Creditors delivering the Additional Securities Demand that the New Issuance Threshold will not be met by the issuance of Equity Securities on or prior to the Cut-off Date.

“Additional Securities Demand Securities” means Equity Securities or bonds, notes or other debt securities or convertible or exchangeable securities issued by the Parent or any member of the Group.

“Cut-off Date” means 30 September 2011.

“Debt Reduction Satisfaction Date” means the first date following 30 September 2010 on which:

(a)	the Base Currency Amount of the Exposures of Participating Creditors under the Facilities (calculated as at the date that any reduction of Exposures occurs and in accordance with this Agreement) has been reduced by an aggregate amount equal to at least US$1,000,000,000 compared to the Exposures of Participating Creditors under the Facilities as at 30 September 2010; and

(b)	the amount of Consolidated Funded Debt is at least US$1,000,000,000 (or its equivalent in any other currency) lower than the level of Consolidated Funded Debt as at 30 September 2010,

with notification of the occurrence of such date being provided by the Parent delivering a certificate to the Administrative Agent signed by an Authorised Signatory confirming that (a) and (b) above have been met.

“Equity Securities” means (a) securities falling within paragraphs (a) or (b) of the definition of Permitted Fundraising; (b) Relevant Convertible/Exchangeable Obligations; (c) any other securities or obligations which, on issuance, do not directly increase the amount of Consolidated Funded Debt; and (d) any other securities or obligations expressly consented to by the Majority Participating Creditors from time to time to constitute Equity Securities.

“Eurobonds” means any €900,000,000 4.75% Eurobonds issued by CEMEX Finance Europe B.V. and guaranteed by CEMEX, España S.A. dated 5 March 2007 (as amended from time to time).

“New Issuance Shortfall” is equal to the New Issuance Threshold minus the net proceeds from the issuance of Equity Securities received in the period from 30 September 2010 to (and including) the Cut-off Date.

“New Issuance Threshold” means US$1,000,000,000 (or its equivalent in any other currency).”

2.	The definition of “Margin” shall be amended by inserting a new paragraph (d) as follows:

“(ii)	if the difference between the Second Amortisation Target and the Actual Reduction Amount as at 31 December 2011 is equal to or greater than half the difference between the Second Amortisation Target and the Cumulative Repayment Amount for 15 December 2011, 1.00 per cent. per annum; and

(d)	if during the period from 30 September 2010 to (and including) the Cut-Off Date, the Group has not received net proceeds equal to or in excess of the New Issuance Threshold from the issuance of Equity Securities, then the Margin will be increased by 1.00 per cent. per annum for the period from (and including) the Cut-off Date to (and including) the earlier of: (i) the date on which the New Issuance Shortfall is met by the issuance of Equity Securities (whether as a result of delivery of an Additional Securities Demand or otherwise) and (ii) the Termination Date.”.

3.	The definition of “Permitted Call Transaction” shall be amended as follows:

““Permitted Put/Call Transaction” has the meaning given to it in paragraph (d) of paragraph 1 of Schedule 15 (Hedging Parameters).”

As a consequence of the above, each reference in the Financing Agreement to “Permitted Call Transaction” shall be amended so as to refer to “Permitted Put/Call Transaction”.

4.	Paragraph (q) of the definition of “Permitted Disposal” shall be amended as follows:

“(q)	of shares, common equity securities in the Parent or reference property in connection with the same to the extent that a member of the Group has an obligation to deliver such shares, common equity securities or reference property to any holder(s) of convertible or exchangeable securities falling within paragraph (f)(i) of the definition of Permitted Financial Indebtedness pursuant to the terms of such convertible or exchangeable securities or to any counterparty pursuant to the terms of any Permitted Put/Call Transaction;”.

5.	The definition of “Permitted Financial Indebtedness” shall be amended by amending the final paragraph in paragraph (f) as follows:

“and further provided that (1) the terms applicable to such issuance under paragraph (f)(i) (excluding pricing, but including, without limitation, as to prepayments, representations, covenants, events of default, guarantees and security) taken as a whole are no more restrictive or onerous than the terms applicable to the Facilities, and the terms applicable to such incurrence under paragraph (f)(ii) (excluding pricing, but including, without limitation, as to prepayments, representations, covenants, events of default, guarantees and security) are no more restrictive or onerous than the terms applicable to the Facilities; (2) the proceeds of such issuance or incurrence are applied (to the extent required) in accordance with Clause 13 (Mandatory prepayment); (3) if proceeds of such issuance or incurrence are, to the extent required under this Agreement, being used to replace or refinance (x) Financial Indebtedness which shares in the Transaction Security or (y) the Eurobonds, such Financial Indebtedness issued or incurred shall be entitled to share in the Transaction Security in accordance with (and on the terms of) the Intercreditor Agreement, provided that in the case of Financial Indebtedness issued or incurred to replace or refinance the Eurobonds, such Financial Indebtedness shall only be entitled to share in the Transaction Security if, prior to the first replacement or refinancing of the Eurobonds, the Debt Reduction Satisfaction Date has occurred; and (4) for the avoidance of doubt, any refinancing or replacement of Existing Financial Indebtedness falling within paragraphs (b) to (d) of the definition of Existing Financial Indebtedness need not satisfy the requirements of this paragraph (f);”.

6.	The definition of “Permitted Guarantee” shall be amended by amending paragraph (f) as follows:

“(f)

any guarantee (including an aval) of Financial Indebtedness falling within the following paragraphs of the definition of Permitted Financial Indebtedness: (a), (b) (other than Existing Financial Indebtedness described in Part I of Schedule 10 (Existing Financial Indebtedness) unless such guarantee is already in place as at the date of this Agreement), (c), (e), (f) (so long as: (A) the Financial Indebtedness refinanced from the proceeds of such Permitted Financial Indebtedness was issued, borrowed or guaranteed by the relevant guarantor; (B) such Permitted Financial Indebtedness that is guaranteed is used, to the extent required under this Agreement, to repay Participating Creditors; or (C) if the Permitted Financial Indebtedness that is guaranteed is used, to the extent permitted under this Agreement, to refinance the Eurobonds, only the Guarantors provide such guarantees and the Debt Reduction Satisfaction Date has occurred), (g) and (j) to (o);”.

7.	The definition of “Permitted Share Issue” shall be amended by amending paragraph (d) as follows:

“(d)	an issue of common equity securities of the Parent either (i) by the Parent or (ii) to any member of the Group where the Parent or that member of the Group has an obligation to deliver such shares to a counterparty pursuant to the terms of any Permitted Put/Call Transaction or an obligation to deliver such shares to the holder(s) of convertible or exchangeable securities falling within paragraph (f)(i) of the definition of Permitted Financial Indebtedness pursuant to the terms and conditions of such convertible or exchangeable securities.”.

Amendments to Clause 13 (Mandatory Prepayment)

8.	The following new definitions shall be inserted in alphabetical order in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow):

““CB Cash Replenishment Amount” means, for a particular Relevant Prepayment Period, the amount of cash in hand of the Parent on a consolidated basis to be applied by the Parent to the CB Reserve pursuant to paragraph (b) of Clause 13.3 (Mandatory prepayments: Certificados Bursatiles Reserve) at any time during that Relevant Prepayment Period provided that such amount, together with the CB Disposal Proceeds Replenishment Amount applicable to that Relevant Prepayment Period, may not exceed the CB Reserve Shortfall at that time.

“CB Cash Replenishment Certificate” means a certificate signed by an Authorised Signatory of the Parent setting out the CB Cash Replenishment Amount that the Parent is applying to the CB Reserve in accordance with paragraph (b) of Clause 13.3 (Mandatory prepayments: Certificados Bursatiles Reserve).

“CB Disposal Proceeds Replenishment Amount” means for a particular Relevant Prepayment Period, the amount of any Disposal Proceeds received by any member of the Group during that Relevant Prepayment Period to be applied by the Parent to the CB Reserve pursuant to paragraph (b) of Clause 13.3 (Mandatory prepayments: Certificados Bursatiles Reserve) provided that such amount, together with the CB Cash Replenishment Amount applicable to that Relevant Prepayment Period, may not exceed the CB Reserve Shortfall at that time.

“CB Disposal Proceeds Replenishment Certificate” means a certificate signed by an Authorised Signatory of the Parent setting out the CB Disposal Proceeds Replenishment Amount that the Parent is applying to the CB Reserve in accordance with paragraph (b) of Clause 13.3 (Mandatory prepayments: Certificados Bursatiles Reserve).

“CB Reserve Shortfall” means at any time, for a particular Relevant Prepayment Period, an amount equal to the lower of:

(i)	the aggregate amount of any voluntary prepayments made to Participating Creditors pursuant to Clause 12.2 (Voluntary prepayment of Exposures) from proceeds standing to the credit of the CB Reserve in that Relevant Prepayment Period; and

(ii)	the principal amount of any Relevant Existing Financial Indebtedness then outstanding in that Relevant Prepayment Period.”

9.	The definition of “Excluded Disposal Proceeds” in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be amended as follows:

““Excluded Disposal Proceeds” means any CB Disposal Proceeds Replenishment Amount and the proceeds of any Disposal of:

(i)	inventory or trade receivables in the ordinary course of trading of the disposing entity;

(ii)	assets pursuant to a Permitted Securitisation programme existing as at the date of this Agreement (or any rollover or extension of such a Permitted Securitisation);

(iii)	any asset from any member of the Group to another member of the Group on arm’s length terms and for fair market or book value;

(iv)	any assets the consideration for which (when aggregated with the consideration for any related Disposals) is less than $5,000,000 (or its equivalent in any other currency);

(v)	assets leased or licensed to any director, officer or employee of any member of the Group in connection with and as part of the ordinary course of the service or employment arrangements of the Group;

(vi)	Marketable Securities (other than Marketable Securities received as consideration for a Disposal as envisaged in paragraphs (ii) and (iii) of the definition of Disposal Proceeds); and

(vii)	any cash or other assets arising out of or in connection with any Permitted Call Transaction, including, but not limited to, any settlement, disposal, transfer, assignment, close-out or other termination of such Permitted Call Transaction.”.

10.	The definition of “Excluded Fundraising Proceeds” in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be amended by amending paragraph (v) as follows:

“(v)	prior to the Debt Reduction Satisfaction Date, a Permitted Fundraising falling within paragraph (c) of that definition or, after the Debt Reduction Satisfaction Date, a Permitted Fundraising falling within paragraphs (a), (b) or (c) of that definition provided that any Relevant Existing Financial Indebtedness is due to mature within the particular Relevant Prepayment Period and the proceeds of such Permitted Fundraising are to be applied in accordance with Clause 13.3 (Mandatory prepayments: Certificados Bursatiles Reserve);”.

11.	The definition of “Month End Cash in Hand” in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be amended as follows:

““Month End Cash in Hand” means the cash in hand of the Parent on a consolidated basis as at the last Business Day of the month ending immediately prior to the day on which the last instalment of any Disposal Proceeds or Permitted Fundraising Proceeds (as the case may be) are prepaid (or would have been required to be prepaid if such Permitted Fundraising Proceeds were not Excluded Fundraising Proceeds), with such amount being set out in a notice signed by an Authorised Signatory of the Parent and delivered to the Administrative Agent at the same time as the making of any final instalment of a prepayment amount required under Clauses 13.1(b)(i) or (ii). For the avoidance of doubt, the cash in hand of the Parent shall not include any of the following amounts for the period in which they are being held by the Parent pending application in accordance with the terms of this Agreement: (a) Disposal Proceeds; (b) Permitted Fundraising Proceeds; and (c) Excluded Fundraising Proceeds falling within paragraphs (i), (ii), (v) and (vi) of the definition thereof including, without limitation, any amounts standing to the credit of, or to be applied in accordance with this Agreement to, the CB Reserve.”.

12.	The definition of “Relevant Prepayment Period” in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be deleted in its entirety and replaced with the following:

““Relevant Prepayment Period” means the period commencing on the date of receipt of the proceeds of a Permitted Fundraising by a member of the Group and ending on the date falling 364 days thereafter.”.

13.	The definition of “Subordinated Optional Convertible Securities Proceeds” in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be deleted in its entirety and replaced by the following, which shall be placed in the appropriate alphabetical order in that paragraph (a):

““Relevant Convertible/Exchangeable Obligations Proceeds” means the cash proceeds received by any member of the Group from an issuance of Relevant Convertible/Exchangeable Obligations after deducting:

(i)	any reasonable expenses which are incurred by the relevant member(s) of the Group with respect to that issuance of Relevant Convertible/Exchangeable Obligations (including with respect to any related Permitted Put/Call Transaction) owing to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by the relevant member(s) of the Group with respect to that issuance of Relevant Convertible/Exchangeable Obligations or with respect to any related Permitted Put/Call Transaction (as reasonably determined by the relevant member(s) of the Group on the basis of rates existing at the time and taking account of any available credit, deduction or allowance).”.

14.	Clause 13.3 (Mandatory prepayments: Certificados Bursatiles Reserve) shall be amended as follows:

“(a)	In circumstances where, prior to the Debt Reduction Satisfaction Date, a Permitted Fundraising falling within paragraph (c) of that definition occurs or, after the Debt Reduction Satisfaction Date, a Permitted Fundraising falling within paragraphs (a), (b) or (c) of that definition occurs (which may, for the avoidance of doubt, include a fundraising the proceeds of which are applied in accordance with this Clause 13.3) and any Relevant Existing Financial Indebtedness is due to mature within the particular Relevant Prepayment Period, the Parent shall ensure that any Permitted Fundraising Proceeds (but not excluding, for the purposes of this Clause, Excluded Fundraising Proceeds falling within paragraphs (v) and (vi) (to the extent applicable) of the definition of Excluded Fundraising Proceeds) received by any member of the Group from such Permitted Fundraising, shall be applied as follows:

(i)	first, to replenish the cash in hand position of the Parent by deducting and retaining from any such proceeds the amount equal to any Shortfall;

(ii)	then, as to the remaining proceeds (if any):

(A)	if, during the Relevant Prepayment Period, there is an outstanding Repayment Instalment scheduled to fall due prior to the maturity of any Relevant Existing Financial Indebtedness in that Relevant Prepayment Period, such proceeds shall first be applied in or towards prepayment of that Repayment Instalment to the Participating Creditors (in whole or in part), within 30 days of receipt of those proceeds. Any further remaining proceeds may then be designated by the Parent, by the issue of a CB Reserve Certificate, to be held in the CB Reserve for the purposes of repaying, prepaying or early redeeming any Relevant Existing Financial Indebtedness due to mature within that Relevant Prepayment Period; or

(B)

if, during the Relevant Prepayment Period, any Relevant Existing Financial Indebtedness is due to mature prior to the date of an outstanding Repayment Instalment in that Relevant Prepayment Period, an amount of the proceeds may be designated by the Parent, by the issue of a CB Reserve Certificate, to be held in the CB Reserve for the purposes of repaying, prepaying or early redeeming that Relevant Existing Financial Indebtedness. Any further remaining proceeds shall be applied in or towards prepayment of such outstanding Repayment Instalment scheduled to fall due during that Relevant Prepayment Period (in whole or in part), within 30 days of receipt of such proceeds. To the extent there is any additional Relevant Existing Financial Indebtedness due to mature after the date of such Repayment Instalment but before the end of the Relevant Prepayment Period, an amount of such proceeds following prepayment of that Repayment Instalment may be designated by the Parent, by the issue of a CB Reserve Certificate, to be held in the CB Reserve for the purposes of repaying, prepaying or early redeeming such additional Relevant Existing Financial Indebtedness due to mature within that Relevant Prepayment Period;

(iii)	if any such Permitted Fundraising Proceeds remain following prepayment and/or designation in accordance with sub-paragraphs (ii)(A) or (ii)(B) above, such remaining proceeds shall be applied in or towards prepayment of the Exposures of the Participating Creditors within 30 days of receipt of such proceeds; and

(iv)	if any such Permitted Fundraising Proceeds are not actually applied to repay, prepay or early redeem Relevant Existing Financial Indebtedness as set out in any CB Reserve Certificate, then those proceeds not so applied shall be applied in or towards prepayment of the Exposures of the Participating Creditors as soon as reasonably practicable (and, in any event, within 10 Business Days) from the originally scheduled maturity date of the Relevant Existing Financial Indebtedness as set out in the CB Reserve Certificate.

(b)	In accordance with Clause 12.2 (Voluntary prepayment of Exposures), a Borrower may, subject to giving requisite notice required under that Clause, prepay the whole or any part of the Exposures of Participating Creditors under the Facilities. If, during a Relevant Prepayment Period, any amounts designated to the CB Reserve in accordance with paragraph (a) above are applied to voluntarily prepay the Exposures of Participating Creditors pursuant to Clause 12.2 (Voluntary prepayment of Exposures), the Parent may apply any CB Cash Replenishment Amount and/or CB Disposal Proceeds Replenishment Amount to replenish the CB Reserve up to an amount equal to the relevant CB Reserve Shortfall.

(c)	The Parent shall, if:

(i)	any such Permitted Fundraising Proceeds are to be designated to repay, prepay or early redeem any Relevant Existing Financial Indebtedness in accordance with paragraph (a) above, provide the CB Reserve Certificate to the Administrative Agent (for distribution to the Participating Creditors) as soon as reasonably practicable following calculation of the Month End Cash in Hand and, in any event, within 30 days of receipt of such proceeds;

(ii)

any cash in hand of the Parent is to be designated to replenish an existing CB Reserve utilising the CB Cash Replenishment Amount in accordance with paragraph (b) above, provide the CB Cash Replenishment Certificate to the Administrative Agent (for

distribution to the Participating Creditors), as soon as reasonably practicable following the determination to apply such cash in hand to the CB Reserve and, in any event, within 30 days of such determination; and/or

(iii)	any Disposal Proceeds are to be designated to replenish an existing CB Reserve utilising the CB Disposal Proceeds Replenishment Amount in accordance with paragraph (b) above, provide the CB Disposal Proceeds Replenishment Certificate to the Administrative Agent (for distribution to the Participating Creditors), as soon as reasonably practicable following the determination to apply such Disposal Proceeds to the CB Reserve and, in any event, within 30 days of such determination.”.

15.	Clause 13.4 (Mandatory prepayments: Subordinated Optional Convertible Securities Issuance) shall be deleted in its entirety and replaced with the following:

“13.4 Mandatory prepayments: Relevant Convertible/Exchangeable Obligations

The Parent shall ensure that the amount of any Relevant Convertible/Exchangeable Obligations Proceeds and the Cash Collateral Release Amount (if any) shall be applied as follows:

(a)	first, the Relevant Convertible/Exchangeable Obligations Proceeds shall be applied in payment of any premiums arising under or related to any Permitted Put/Call Transaction; and

(b)	second, the remaining Relevant Convertible/Exchangeable Obligations Proceeds, together with the Cash Collateral Release Amount (if any), shall be applied in accordance with the other provisions of Clause 13 (Mandatory Prepayment) (to the extent applicable) notwithstanding that such proceeds may constitute Excluded Fundraising Proceeds under paragraph (vi) of the definition thereof.”.

As a result of the change to the title of Clause 13.4 described above, all other references to such Clause and its title shall consequentially be amended in the Financing Agreement.

Amendments to Clause 23 (Financial Covenants)

16.	The definition of “Excess Cashflow” in Clause 23.1 (Financial definitions) shall be amended as follows:

““Excess Cashflow” means, for any period for which it is being calculated, the amount by which the aggregate of the cash on hand of the Parent on a consolidated basis on the last day of the period and the amount of any unutilised commitments under any Permitted Liquidity Facility on the last day of the period exceed $650,000,000. For the avoidance of doubt, the cash in hand of the Parent for the purposes of calculating Excess Cashflow shall not include any amounts falling within paragraphs (i), (ii), (v) and (vi) of the definition of Excluded Fundraising Proceeds including, without limitation, any amounts standing to the credit of, or to be applied in accordance with this Agreement to, the CB Reserve.”.

17.	The Consolidated Coverage Ratio as set out in paragraph (a) of Clause 23.2 (Financial condition) for the Reference Period ending on 31 December, 2011, and each subsequent Reference Period, shall be amended as follows:

Column 1	Column 2

Reference Period ending	Ratio

30 June 2010	1.75:1

31 December 2010	1.75:1

30 June 2011	1.75:1

31 December 2011	1.75:1

30 June 2012	1.75:1

31 December 2012	1.75:1

30 June 2013	2.00:1

31 December 2013	2.00:1

18.	The Consolidated Leverage Ratio as set out in paragraph (b) of Clause 23.2 (Financial condition) for the Reference Period ending on 31 December, 2010, and each subsequent Reference Period, shall be amended as follows:

Column 1	Column 2

Reference Period ending	Ratio

30 June 2010	7.75: 1

31 December 2010	7.75:1

30 June 2011	7.75:1

31 December 2011	7.00:1

30 June 2012	6.50:1

31 December 2012	5.75:1

30 June 2013	5.00:1

31 December 2013	4.25:1

Amendments to Clause 24 (General Undertakings)

19.	Clause 24.28 (Equity Issuance and Securities Demand) shall be amended by inserting the following paragraphs:

“(c)	If during the period from 30 September 2010 to (and including) the Cut-off Date, the Group has not received net proceeds equal to or in excess of the New Issuance Threshold from the issuance of Equity Securities then, in addition to the change to the Margin commencing from (and including) the Cut-off Date as provided in paragraph (d) of the definition of Margin, upon written notice delivered to the Parent at any time during the Additional Securities Demand Notice Delivery Period by a Participating Creditor or Participating Creditors the Base Currency Amount of whose Exposures under the Facilities at the time aggregate not less than 25 per cent. of the Base Currency Amounts of all the Exposures of the Participating Creditors under all of the Facilities at that time (an “Additional Securities Demand”), at any time and from time to time during the Additional Securities Demand Execution Period, the Parent shall, subject to paragraph (f) of this Clause 24.28, cause the issuance and sale of, or shall cause another member of the Group to cause the issuance and sale of, Additional Securities Demand Securities in an amount such that the aggregate net proceeds of such issuance(s), when taken together with net proceeds from any issuance of Additional Securities Demand Securities since the Cut-off Date, are at least equal to the New Issuance Shortfall.

(d)	Notwithstanding any other provision of this Agreement, net proceeds in an aggregate amount equal to the New Issuance Shortfall received from the issuance of any Additional Securities Demand Securities during the Additional Securities Demand Execution Period as a result of the delivery of an Additional Securities Demand shall be applied:

(i)	firstly to replenish the cash in hand position of the Parent by deducting and retaining from any such proceeds an amount equal to any Shortfall; and

(ii)	then, as to any remaining proceeds, in or towards prepayment of the Exposures of the Participating Creditors promptly following the replenishment referred to in sub-paragraph (i) above and in any event within 30 days of receipt of such proceeds.

(e)	For the avoidance of doubt, any proceeds received by any member of the Group other than those envisaged under paragraph (d) of this Clause 24.28 will be utilised in accordance with the relevant provisions of Clause 13 (Mandatory Prepayment) and not paragraph (d) of this Clause 24.28.

(f)	After receipt of an Additional Securities Demand, the requirement on the Parent or any member of the Group in paragraph (c) of this Clause 24.28 above to cause the issuance and sale of Additional Securities Demand Securities shall be subject to:

(i)	the Additional Securities Demand Securities being issued pursuant to documentation which contains such terms and conditions as are typical and customary for similar issuances of the same type of securities and in compliance with applicable law;

(ii)	all other arrangements with respect to the Additional Securities Demand Securities being reasonably satisfactory in all respects to the Parent and any financial institution(s) engaged by the Parent for the purpose of such issuance in light of the then prevailing market conditions and such arrangements shall not have been objected to by the Majority Participating Creditors; and

(iii)	the Parent giving prior written notice of the terms of the proposed issuance to the Administrative Agent.”.

20.	Clause 24.34 (Subordinated Optional Convertible Securities Issuance) shall be amended as follows:

“24.34 Relevant Convertible/Exchangeable Obligations

The Parent shall (and shall ensure that all members of the Group shall) ensure that in relation to any issuance of Relevant Convertible/Exchangeable Obligations where there is a related Permitted Put/Call Transaction, at the time of the issuance of the Relevant Convertible/Exchangeable Obligations, the aggregate of (i) the maximum applicable coupon (excluding any amounts payable as a result of or in relation to any withholding tax) on the Relevant Convertible/Exchangeable Obligations (expressed as a percentage on an annual basis) plus the premium associated with any Permitted Put/Call Transaction(s) related to those Relevant Convertible/Exchangeable Obligations (expressed as a percentage of the aggregate principal amount of such issuance of Relevant Convertible/Exchangeable Obligations) divided by (ii) the number of years for which those Relevant Convertible/Exchangeable Obligations are issued, will be less than or equal to 15 per cent. per annum.”.

Amendments to Clause 26 (Events of Default)

21.	Paragraph (b) of Clause 26.6 shall be deleted and replaced with the following:

“(b)	The value of the assets of any of the Obligors or Material Subsidiaries is less than its liabilities (taking into account contingent and prospective liabilities other than any such liabilities arising under Clause 20 (Guarantee and indemnity)) other than:

(i)

in the case of CEMEX Corp. or the Holding Company of CEMEX Corp. or any other Holding Company which (A) is not an Obligor (B) is not a Holding Company incorporated in Mexico or (C) does not, on a solus basis, satisfy the requirements of paragraphs (a), (b) or (c) of the definition of Material Subsidiary, liabilities (including contingent and prospective liabilities) owed by such companies on and at any time after the date of this Agreement to another member of the Group provided that, in each case, such liabilities of such companies are subordinated to the claims of the Participating Creditors in the event of the bankruptcy, winding up or liquidation of such companies or an acceleration under Clause 26.16 (Acceleration); and

(ii)	in the case of the Holding Company of CEMEX Corp. when consolidating CEMEX Corp. or when considering the value of its shareholding in CEMEX Corp., any liabilities (including contingent and prospective liabilities) owed by CEMEX Corp. to another member of the Group provided that, such liabilities of CEMEX Corp. are subordinated to the claims of the Participating Creditors in the event of the bankruptcy, winding up or liquidation of CEMEX Corp. or an acceleration under Clause 26.16 (Acceleration).”.

Amendments to Schedule 15 (Hedging Parameters)

22.	Sub-paragraph 1(d) of Schedule 15 (Hedging Parameters) shall be amended as follows:

“(d)	any call option, call spread, capped call transaction, put option, put spread, capped put transaction or any combination of the foregoing and/or any other Treasury Transaction or transactions having a similar effect to any of the foregoing, in each case entered into, sold or purchased not for speculative purposes but for the purposes of managing specific risks or exposures associated with any issuance of Relevant Convertible/Exchangeable Obligations (each, a “Permitted Put/Call Transaction”).”.

SIGNATURES

The Parent

CEMEX, S.A.B. de C.V. (for itself and as agent on behalf of each Obligor)

By: /s/ Rodrigo Treviño

The Administrative Agent

CITIBANK INTERNATIONAL PLC (for itself and as agent on behalf of the Finance Parties)

By: /s/ Nick Williams